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                                                                 Exhibit 4.11(a)


                         FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (this "Supplement"), dated and effective as of January 5, 2000, is entered into by and among Lyondell Chemical Company, a Delaware corporation ("Lyondell") and the successor by merger to Lyondell Chemical Worldwide, Inc. (formerly known as ARCO Chemical Company), a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee").

                                  WITNESSETH:

     WHEREAS, the Company and the Trustee have executed and delivered an Indenture dated as of June 15, 1988, between the Company and the Trustee (the "Indenture"), providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness (the "Securities") to be issued in one or more series as provided in the Indenture;

     WHEREAS, on December 31, 1999, the Company merged with and into Lyondell, and Lyondell, as successor to the Company, is required under Article Twelve of the Indenture to assume the observance and performance by the Company of every covenant contained in the Indenture to be observed and performed by the Company;

     WHEREAS, pursuant to Section 11.01 of the Indenture, Lyondell and the Trustee may enter into this Supplement without the consent of any Holder; and

     WHEREAS, the execution and delivery of this Supplement have been duly authorized by of the Board of Directors of Lyondell in connection with the approval of the merger;

     NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the other and for the equal and proportionate benefit of the Holders of the Securities, as follows:

                                  ARTICLE ONE
                                  ASSUMPTION

     Section 1.1. For value received, Lyondell hereby assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every other covenant of the Indenture on the part of the Company to be performed or observed.

     Section 1.2. Effective as of the date hereof, Lyondell shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Lyondell had been named as the Company therein.
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                                  ARTICLE TWO
                                 MISCELLANEOUS

     Section 2.1. Except as otherwise expressly provided, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

     Section 2.2. This Supplement shall be effective as of the date above written.

     Section 2.3. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

     Section 2.4. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

                                        LYONDELL CHEMICAL COMPANY


                                        By: /s/ Robert T. Blakely
                                            -------------------------------
                                                Robert T. Blakely
                                            Executive Vice President and CFO



                                        BANK OF NEW YORK


                                        By: _______________________________
                                            Name:
                                            Title: